SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2009 (March 27, 2009)

ORSUS XELENT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-117718	20-1198142
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification)

29th Floor, Tower B, Chaowai MEN Office Building
26 Chaowai Street, Chaoyang Disc.
Beijing, People's Republic Of
China 100020
(Address of principal executive offices)

86-10-85653777
(Registrant's telephone number, including area code)

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)
On March 27, 2009, Xin Wang resigned from his position as Chief Executive Officer and a member of the Board of Directors (the “Board”) of Orsus Xelent Technologies, Inc. (the “Company”), effective immediately.

On March 27, 2009, Jian Gao resigned from his position as a member of the Board of the Company and all positions held on the Board’s committees, effective immediately.

(c)-(d)	On March 27, 2009, Guoji Liu was appointed by the Board to serve as CEO and a director on the Board to replace Xin Wang, former CEO and director, effective as of March 27, 2009.

Mr. Guoji Liu earned his undergraduate degree at China Science and Technology University Management College in 1993 and has over 15 years’ working experience in the cell phone industry specializing in the marketing and management. Since September 2007, Guoji Liu has served as a deputy General Manager of the Company and has helped the Company capture a considerable market share of mid-level and low-end products. Before joining the Company, Mr. Guoji Liu worked as a supervisor at Pantech Beijing office (Mar. 2005 - Aug. 2007), a general manager at the marketing department of Tianjin Sanyo Telecommunication Corp. (Nov. 2004 - Mar. 2005), the assistant of CEO for Beijing Huasong PYPO Group Co. Ltd. (Nov. 2003 - Nov. 2004), a sales director for Xiamen Chabridge Telecom Equipment Co. Ltd. (Oct. 2002 - Oct. 2003), an account manager for Beijing Nokia Telecommunication Ltd. (1997 - 2002), and a sales director for Beijing Aurora telecommunication Corp. Ltd. (1993 - 1997).

On March 27, 2009, Peng Wang, currently a member of the Board’s Nominating Committee and Compensation Committee, was appointed to serve the Board’s Audit Committee Audit Committee after giving effect to his resignation from the Board’s Nominating Committee.

The Company issued a press release on April 2, 2009 announcing the appointment of Guoji Liu and Peng Wang as described above, a copy of which is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item9.01	Financial Statements and Exhibits.

(c) Exhibits

99.1	Press Release of Orsus Xelent Technologies, Inc., dated April 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 2, 2009
ORSUS XELENT TECHNOLOGIES, INC.

By:		/s/ Guoji Liu
	Name:	Guoji Liu
	Title:	Chief Executive Officer